UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 15, 2008

FORCE PROTECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-22273	84-1383888
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9801 Highway 78, Building No. 1, Ladson, SC	29456
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code        (843) 574-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03.                CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION
          UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On February 15, 2008, Force Protection, Inc. (the “Registrant”) entered into a Modification Number Three to Promissory Note (the “Modification Agreement”) with Wachovia Bank, National Association (“Wachovia”) with respect to the Promissory Note issued to Wachovia in the original principal amount of $50,000,000 on July 19, 2007, as amended by Modification Number One to Promissory Note dated as of September 30, 2007 and as amended by Modification Number Two to Promissory Noted dated as of  January 9, 2008 (the “Note”).   The Modification Agreement amends the repayment terms of the Note so that all outstanding principal is due and payable on May 9, 2008, an extension from March 9, 2008.  All other terms of the Note remain the same.

On February 15, 2008, the Registrant also entered into the Second Amendment to Loan Agreement with Wachovia Bank, National Association (the “Second Amendment”) with respect to that certain Loan Agreement between the Registrant and Wachovia dated as of July 20, 2007, as amended by the First Amendment to Loan Agreement dated as of January 9, 2008 (the “Loan Agreement”).  The Second Amendment amended certain covenants of the Loan Agreement, by extending the time period by which the Company will provide evidence with respect to a loan commitment. All other terms of the Loan Agreement remain the same.

The Note was issued to Wachovia in connection with the Loan Agreement, which governs a revolving credit facility made available to the Registrant by Wachovia.    The unpaid principal balance of the Note accrues interest at a floating rate per annum equal to the 1-month LIBOR market index rate plus 2.0%.   In connection with the issuance of the Note on July 19, 2007, the Registrant also entered into a Security Agreement with Wachovia pursuant to which the Registrant granted Wachovia a security interest in all of its personal property and fixtures, of every kind and nature.  Until May 9, 2008, the Registrant may borrow, repay and reborrow additional amounts from Wachovia under the Note, so long as the total principal balance outstanding under the Note does not exceed $50,000,000.   The Registrant has never borrowed any amounts under this credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Force Protection, Inc.
(Registrant)

Date: February 15, 2008
/s/ Michael Durski
(Signature)

Name: Michael Durski
Title: Chief Financial Officer